Exhibit 5.2

THOMPSON COBURN LLP	One US Bank Plaza St. Louis, Missouri 63101 314-552-6000 FAX 314-552-7000 www.thompsoncoburn.com

October 29, 2009

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

Re:	Spectrum Brands, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Missouri counsel to Schultz Company, a Missouri corporation (“Schultz Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-162057) filed by Spectrum Brands, Inc., a Delaware corporation (the “Company”) and the Guarantors (as defined herein) with the United States Securities and Exchange Commission (the “Commission”) on September 22, 2009, [as amended by the pre-effective Amendment No. 1 thereto to be filed with the Commission on the date hereof] (as so amended, the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 22,886,685 shares (the “Secondary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and an aggregate of $158,703,891 in principal amount of the Company’s 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) (such notes to be registered, the “Secondary Notes”) issued in global form under the Indenture, dated as of August 28, 2009 (the “Indenture”), by and among the Company, U.S. Bank National Association, as trustee (the “Trustee”) and the subsidiary guarantors of the Company party thereto (the “Guarantors”) and the note guarantees (the “Guarantees”) by the Guarantors contained in the Indenture . The Secondary Shares and the Secondary Notes (including the related Guarantees) were originally issued by the Company on August 28, 2009 pursuant to the confirmed joint plan of reorganization of the Company and its direct and indirect United States subsidiaries (the “Confirmed Plan of Reorganization”) in the chapter 11 cases, jointly administered by the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) as Case No. 09-50455 (the “Bankruptcy Cases”). (The Guarantees together with the authorization of the Notation of Guarantee to be executed by Schultz Company in the form attached to the Indenture as Exhibit C are referred to as the “Transaction Documents.”) Any capitalized terms defined in the Indenture and used (but not otherwise defined) herein are used herein as so defined.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon copies of the following:

(a)	an executed copy of the Indenture;

(b)	certified copies of certain resolutions of the Board of Directors of Schultz Company, adopted on August 26, 2009;

(c)	the certificate of Michael G. Pfefferkorn, Secretary of Schultz Company, dated the date hereof (the “Certificate”);

Chicago                        St. Louis                        Southern Illinois                        Washington, D.C.

Spectrum Brands, Inc.

October 29, 2009

(d)	a certified copy of the Amended and Restated Articles of Incorporation of Schultz Company from the Secretary of State of the State of Missouri (the “MO Secretary of State Certificate);

(e)	a certified copy of the By-laws of Schultz Company (collectively with the documents attached to the MO Secretary of State Certificate, the “Organizational Documents”);

(f)	a certificate dated September 21, 2009 from the Secretary of State of the State of Missouri as to the good standing of Schultz Company in the State of Missouri (the “Missouri Certificate”)

We have also examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Schultz Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed herein, we have assumed: (i) the genuineness of all signatures, other than the signatures of officers of Schultz Company signed in our presence, on all Transaction Documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies, whether photographic, facsimile or electronic, and the authenticity of the originals of such documents; (iv) the legal capacity of all natural persons executing documents; (v) that except for the Transaction Documents, there are no agreements or undertakings to which Schultz Company, on the one hand, and the Trustee, on the other hand, are parties which would have an effect on the opinions expressed herein; (vi) that all certificates and telecopied and telephonic confirmations given by public officials have been properly given and are accurate; and (vii) the solvency of Schultz Company and the fairness and adequacy of the consideration and value received by Schultz Company in the transactions contemplated by the Transaction Documents.

In rendering the opinion set forth in paragraph 1 below with respect to the valid existence and good standing of Schultz Company, we have relied solely upon the Missouri Certificate.

We are opining herein as to the effect on the subject transactions only of the substantive laws of the State of Missouri, and we express no opinion with respect to (a) the applicability to such transactions, or the effect on such transactions, of any other laws, or (b) any matters of municipal law or the laws of any other local agencies within the State of Missouri.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. Schultz Company is a corporation validly existing and in good standing under the laws of the State of Missouri.

2. Each of the Transaction Documents has been duly authorized by Schultz Company.

3. The Indenture has been duly executed and delivered by Schultz Company.

4. The execution and delivery by Schultz Company of the Transaction Documents and the performance by Schultz Company of its obligations thereunder, each in accordance with its terms, did not, do not and will not conflict with any of the terms, conditions or provisions of the Organizational Documents.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any future changes or developments which might affect any matters or opinions herein set forth.

This opinion is furnished by us as counsel to Schultz Company and is solely for your benefit and may not be relied upon by any other person without our written consent.

Very truly yours,

/s/ Thompson Coburn LLP